                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  ___________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*

                                   Xylan Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $0.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  984151-10-0
                                 -------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 984151-10-0                    13G                   Page 1 of 4 Pages
---------------------                                          -----------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        YURI PIKOVER
-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)  [_]
                                                               (b)  [_]
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
 NUMBER OF          5   SOLE VOTING POWER

  SHARES                2,457,083*
                    -----------------------------------------------------------
BENEFICIALLY        6   SHARED VOTING POWER

 OWNED BY               0
                    -----------------------------------------------------------
   EACH             7   SOLE DISPOSITIVE POWER

 REPORTING              2,457,083*
                    -----------------------------------------------------------
  PERSON            8   SHARED DISPOSITIVE POWER

   WITH                 0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,457,083*
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        5.72% BASED ON 42,992,600 TOTAL SHARES OUTSTANDING AS OF
        DECEMBER 31, 1997
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        IN
--------------------------------------------------------------------------------

* THIS NUMBER DOES NOT INCLUDE 55,000 SHARES HELD BY THE PIKOVER BLIND TRUST AS OF DECEMBER 31, 1997. THE REPORTING PERSON DOES NOT HAVE VOTING OR INVESTMENT POWER WITH RESPECT TO THESE SHARES. HOWEVER, IF MR. PIKOVER IS DEEMED TO HAVE VOTING OR INVESTMENT POWER WITH RESPECT TO THESE SHARES, THE NUMBER OF SHARES IN ITEMS 5, 7 AND 9 WILL BE 2,512,083, AND THE PERCENTAGE IN ITEM 11 WILL BE 5.84%.

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 984151-10-0                  13G                    Page 2 of 4 Pages
---------------------                                         -----------------

Item 1(a).  Name of Issuer:

               Xylan Corporation
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

               26679 W. Agoura Road, Suite 100, Calabasas, CA  91302
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

               Yuri Pikover
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:

               26679 W. Agoura Road, Suite 100, Calabasas, CA  91302
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

               U.S.A.
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

               Common Stock, $0.001 par value
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

               984151-10-0
            --------------------------------------------------------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

 (a)  [_] Broker or Dealer registered under Section 15 of the Act

 (b)  [_] Bank as defined in section 3(a)(6) of the Act

 (c)  [_] Insurance Company as defined in section 3(a)(19) of the Act

 (d) [_] Investment Company registered under section 8 of the Investment Company Act

 (e) [_] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

 (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security
          Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

 (g) [_] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

 (h)  [_] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

Item 4.   Ownership

      (a) Amount Beneficially Owned

          As the Trustee for Pikover Irrevocable Children's Trust             270,000
          As the Trustee for Pikover 1995 Irrevocable Trust                    60,000
          As the Trustee for The Pikover Trust                              2,125,000
          Shares subject to options granted to Yuri Pikover
           that are exercisable by March 1, 1998                                2,083

                                                                    TOTAL:  2,457,083 shares
                                                                            ----------------

CUSIP No. 984151-10-0                  13G                   Page 3 of 4 Pages
---------------------                                        -----------------

  (b) Percent of Class: (based on 42,992,600 shares outstanding as of December 31, 1997)

      Pikover Irrevocable Children's Trust                                       0.63%
      Pikover 1995 Irrevocable Trust                                             0.14%
      The Pikover Trust                                                          4.94%
      Shares subject to options granted to Yuri Pikover that are
       exercisable by March 1, 1998                                             0.005%

                                                                         TOTAL:  5.72%
                                                                                 ----

  (c) The number of shares as to which such person has:

      (i)   sole power to vote or direct the vote

            As the Trustee for Pikover Irrevocable Children's Trust                270,000
            As the Trustee for Pikover 1995 Irrevocable Trust                       60,000
            As the Trustee for The Pikover Trust                                 2,125,000
            Shares subject to options granted to Yuri Pikover
             that are exercisable by March 1, 1998                                   2,083

                                                                         TOTAL:  2,457,083 shares
                                                                                 --------- ------
      (ii)  shared power to a vote or to direct the vote

                   None

      (iii) sole power to dispose or to direct the disposition of

            As the Trustee for Pikover Irrevocable Children's Trust                270,000
            As the Trustee for Pikover 1995 Irrevocable Trust                       60,000
            As the Trustee for The Pikover Trust                                 2,125,000
            Shares subject to options granted to Yuri Pikover that are
             exercisable by March 1, 1998                                            2,083

                                                                         TOTAL:  2,457,083 shares
                                                                                 --------- ------
      (iv) shared power to dispose or to direct the disposition of

                   None

Item 5.    Ownership of 5% or Less of a Class.

                   not applicable

Item 6.    Ownership of More than 5% on Behalf of Another Person.

                   See descriptions of ownership in Item 4 above.

CUSIP No. 984151-10-0              13G                         Page 4 of 4 Pages
---------------------                                          -----------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

               not applicable

Item 8.   Identification and Classification of Members of the Group:

               not applicable

Item 9.   Notice of Dissolution of Group.

               not applicable

Item 10.  Certification.

               not applicable


                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        2/12/98
                                  --------------------------------------------
                                                          Date

                                   /s/ Yuri Pikover
                                   -------------------------------------------
                                                        Signature

                                   Yuri Pikover
                                   (Individually and as the Trustee for
                                   Pikover Irrevocable Children's Trust,
                                   Pikover 1995 Irrevocable Trust, and the
                                   Pikover Trust)
                                   ---------------------------------------
                                                       Name/Title

   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed withthe statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

   Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)